Exhibit 99.1

News Release

Contact:

Thomas Lyles

Chief Executive Officer and President

875 Lowcountry Blvd

Mount Pleasant, SC 29464

(843) 388-8433

Tidelands Bancshares Announces First Quarter Results

Tidelands Bancshares, Inc. announced its first quarter net income available to common shareholders of $24 thousand, or a $0.01 per share, after provisioning $240 thousand for preferred stock dividends and accretion to redemption value.  These positive earnings compare to a $4.466 million loss, or ($1.09) per share, for the first quarter of 2011.  Net income for the 2012 quarter was $263 thousand compared to a loss of $4.230 million in the 2011 quarter.  The improvement was driven primarily by reduced provision for loan losses and reduced noninterest expense.

Total assets for the company were $547.660 million at March 31, 2012, an increase of $13.544 million from December 31, 2011.  Net loans outstanding declined $4.524 million during the first quarter while total deposits increased $13.634 million.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank. Tidelands Bank is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina Lowcountry, with 7 locations serving Charleston, Dorchester, Berkley, Horry, and Beaufort counties. Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs. Traded on the NASDAQ pink sheets market as TDBK.PK, Tidelands can also be found on the web at www.tidelandsbank.com. For more information regarding the matters described in this press release, please refer to Tidelands Bancshares, Inc.’s filings, including on Form 10-K, with the Securities and Exchange Commission at www.sec.gov.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of the strategic plan, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, and regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-

looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

-Financial Tables Follow-

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarters ended March 31, 2012 and 2011are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Item 1. Financial Statements

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,413,138	$4,552,076
Federal funds sold	26,975,000	39,610,000
Total cash and cash equivalents	31,388,138	44,162,076
Securities available-for-sale	88,135,055	57,145,909
Nonmarketable equity securities	3,317,450	3,317,450
Total securities	91,452,505	60,463,359
Mortgage loans held for sale	—	416,849
Loans receivable	373,783,596	379,643,539
Less allowance for loan losses	8,984,887	10,320,259
Loans, net	364,798,709	369,323,280
Premises, furniture and equipment, net	22,031,102	22,285,895
Accrued interest receivable	1,882,486	1,850,487
Bank owned life insurance	15,067,077	14,947,329
Other real estate owned	19,327,157	18,905,600
Other assets	1,712,842	1,760,923
Total assets	$547,660,016	$534,115,798

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$16,024,430	$12,283,423
Interest-bearing transaction accounts	31,046,172	23,492,325
Savings and money market accounts	109,814,047	111,283,544
Time deposits $100,000 and over	186,215,347	183,133,192
Other time deposits	116,048,208	115,321,975
Total deposits	459,148,204	445,514,459

Securities sold under agreements to repurchase	20,000,000	20,000,000
Advances from Federal Home Loan Bank	34,000,000	34,000,000
Junior subordinated debentures	14,434,000	14,434,000
ESOP borrowings	1,375,000	1,425,000
Accrued interest payable	2,408,082	2,037,862
Other liabilities	2,574,577	2,646,195
Total liabilities	533,939,863	520,057,516

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value and liquidation value per share of $1,000, 10,000,000 shares authorized, 14,448 issued and outstanding at March 31, 2012 and December 31, 2011	14,017,536	13,958,364
Common stock, $.01 par value, 75,000,000 shares authorized; 4,277,176 shares issued and outstanding at March 31, 2012 and December 31, 2011	42,772	42,772
Common stock-warrant, 571,821 shares outstanding at March 31, 2012 and December 31, 2011	1,112,248	1,112,248
Unearned ESOP shares	(1,654,428)	(1,681,103)
Capital surplus	43,162,161	43,188,836
Retained deficit	(42,536,537)	(42,560,223)
Accumulated other comprehensive loss	(423,599)	(2,612)
Total shareholders’ equity	13,720,153	14,058,282
Total liabilities and shareholders’ equity	$547,660,016	$534,115,798

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

For the three months ended March 31, 2012 and 2011

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Interest income:
Loans, including fees	$5,239,300	$5,630,902
Securities available-for-sale, taxable	437,229	510,712
Federal funds sold	22,826	15,919
Other interest income	10,951	100
Total interest income	5,710,306	6,157,633
Interest expense:
Time deposits $100,000 and over	679,849	705,667
Other deposits	708,966	922,552
Other borrowings	568,429	538,334
Total interest expense	1,957,244	2,166,553
Net interest income	3,753,062	3,991,080
Provision for loan losses	225,000	4,202,000
Net interest income (loss) after provision for loan losses	3,528,062	(210,920)

Noninterest income:
Service charges on deposit accounts	13,579	12,835
Residential mortgage origination income	39,890	49,486
Gain on sale of securities available-for-sale	89,501	—
Other service fees and commissions	113,033	156,119
Increase in cash surrender value of BOLI	119,748	134,937
Other	2,000	6,204
Total noninterest income	377,751	359,581
Noninterest expense:
Salaries and employee benefits	1,375,961	1,692,214
Net occupancy	407,908	392,295
Furniture and equipment	217,244	203,333
Other real estate owned expense	537,362	853,277
Other operating	1,103,879	1,238,031
Total noninterest expense	3,642,354	4,379,150
Income (loss) before income taxes	263,459	(4,230,489)
Income tax provision	—	—
Net income (loss)	$263,459	$(4,230,489)
Accretion of preferred stock to redemption value	59,172	55,368
Preferred dividends accrued	180,600	180,600
Net income (loss) available to common shareholders	$23,687	$(4,466,457)
Income (loss) per common share
Basic income (loss) per share	$.01	$(1.09)
Diluted income (loss) per share	$.01	$(1.09)
Weighted average common shares outstanding
Basic	4,044,186	4,086,245
Diluted	4,044,186	4,086,245